James A. Hill, M.D.
                               5000 Brettshire Way
                             Oklahoma City, OK 73142

George W. Cole
EMTC International, Inc.
Suite 770
3535 Northwest 58th Street
Oklahoma City, OK   73112

                                   Re:      EMTC International, Inc.

Dear Mr. Cole:

The undersigned consents to serve as a director of EMTC International, Inc. should the proposed merger between it and Engineering and Materials Technology Corporation be approved and effected. Further, the undersigned consents to being named in Form SB-2 and Form S-4 Registration Statements filed with the Securities and Exchange Commission as a person who will so serve as a director.

                                   Sincerely,

                                   /s/ James A. Hill, M.D.

                                   James A. Hill, M.D.



Dated:  April 18, 2002